Exhibit 10.2

This document supersedes any previous version shared with you

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS +

This Separation Agreement and General Release of Claims (“Separation Agreement”) is entered as of 3/31/2023 (“Effective Date”) into by Detlef Albrecht (“Employee”), and Satsuma, Inc., together with subsidiaries, affiliates (including TriNet Group, Inc.), predecessors and successors (collectively, the “Company”).

1.
Separation Terms of Company.
a)
Employee’s last day of employment with the Company is March 31, 2023 (“Separation Date”).

b)
In exchange for Employee agreeing to be bound by the terms and conditions contained in this Separation Agreement, Company shall:

i.
Make a lump sum payment to Employee, within fourteen (14) days of the Effective Date, of Separation Pay in the amount of $345,586.50 , which shall be subject to all applicable payroll taxes and deductions;
ii.
Pay $38,564.08 for the equivalent of 9 months of employee’s grossed up COBRA reimbursement.

2. Employee’s Release of Claims.

a)
Employee, on behalf of Employee and Employee’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of Employee’s employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof including, without limitation, any and all Claims that Employee may have against any of the Company Releasees with respect thereto whether pursuant to any contract or agreement, breach or alleged breach of fiduciary duty or otherwise, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq. (“ADEA”); Title VIl of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101, et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq.; the Civil Rights Act of 1866, and Civil Rights Act of 1991, 42 U.S.C. Section 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. Section 2601, et seq.; the False Claims Act , 31 U.S.C. Section 3729 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Section 201, et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. Section 1001, et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. Section 2101, et seq.; the Sarbanes-Oxley Act of 2002; as applicable: the California Fair Employment and Housing Act, as amended, Cal.

Detlef Albrecht

Lab. Code Section 12940, et seq., the California Equal Pay Law, as amended, Cal. Lab. Code Section 1197.5(a), et seq., the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Government Code Sections 12945.2 and 19702.3, California Labor Code Sections 1101, 1102, the California WARN Act, California Labor Code Section 1400 et. Seq, California Labor Code Sections 1102.5(a) and (b), Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the Illinois Civil Rights Act,; Claims under the employment and civil rights laws of all applicable jurisdiction, both states and local; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees.

b)
Notwithstanding the generality of the foregoing, Employee does not release (i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) Claims pursuant to the terms and conditions of COBRA; (iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company; (v) Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; and (vi) Employee’s right to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing, or similar applicable state agencies claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Employee does release the right to secure damages for any such alleged treatment.
c)
For California Employees: EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, , IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

d) In accordance with the Older Workers Benefit Protection Act of 1990, Employee is informed of the following:

i.
Employee has the right to consult with an attorney before signing this Separation Agreement;
ii.
Employee has been given at least 45 (forty-five) days, from the date upon which Employee first received this Separation Agreement to consider it;
iii.
Employee has seven (7) days after signing this Release to revoke it, and this Release will not be effective, and Employee will not receive any of the benefits of Section 1 above, until that revocation period has expired; and
iv.
Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered by email to John Kollins no later than 5 p.m. Pacific on the 7th day following Employee’s signature of this Release.

Detlef Albrecht

e) Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after the Effective Date, so long as Employee has not revoked it within the time period and in the manner specified in clause (d)(iv) above. Employee further understands that Employee will not be entitled to any severance payments or benefits under Section 1 above unless Employee executes this Release, and any applicable revocation period hereunder shall have expired

f) Employee acknowledges that that the Company has provided Employee with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit A

3. Employee’s Representations. Employee represents and warrants that:

a) Employee has returned to the Company all Company property in Employee’s possession;

b) Employee is not owed wages, commissions, bonuses or other compensation, other than as set forth in this Separation Agreement;

c) During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law;

d) Employee has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Separation Agreement; and

e) Has carefully read and fully understands all of the provisions of this Separation Agreement and has voluntarily agreed to accept all of the terms contained therein without coercion or pressure from Company.

4. Confidentiality.

a) Employee agrees to keep the fact, terms and amount of this Separation Agreement completely confidential and not hereafter disclose any information concerning this Separation Agreement, provided that Employee may make such disclosures as are required by federal/state taxing authorities or as are necessary for the compliance purposes or as required by judicial action.

b) Nothing in this Separation Agreement shall prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

5. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

6. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

Detlef Albrecht

7. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

8. Entire Agreement. This Separation Agreement constitutes the entire agreement of the parties in respect of the subject matters contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, with the exception of the Employee’s previously executed Proprietary Information and Inventions Assignment Agreement, which shall remain in full force and effect. No waiver, amendment or modification of this Separation Agreement will be effective under any circumstances whatsoever.

9. Miscellaneous. Facsimile or pdf signatures shall have the same force and effectiveness as original signatures. EMPLOYEE HAS READ THIS SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, EMPLOYEE HAS EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Detlef Albrecht

Please do not sign this document until your last day with the company.

You have until May 15, 2023 (45 days) to review and consider this Agreement and may sign it before that date, if you wish.

COMPANY EMPLOYEE

/s/ John Kollins /s/ Detlef Albrecht

By: John Kollins Date: 3/31/2023

Title: President & Chief Executive Officer

Detlef Albrecht

Exhibit A

DECISIONAL UNIT: Reduced number of staff required to support our current business plan and strategy, which calls for continued support of our STS101 program only to the extent necessary to maintain its viability until such time, if any, as we may be able to conclude a strategic transaction.

Job Title	EMPLOYEE AGE	NUMBER IMPACTED	EMPLOYEE AGE	NUMBER NOT IMPACTED
Chief Medical Officer	62	1		0
Clinical Project Manager	62	1		0
Clinical Trial Associate	47	1		0
Chief Commercial Officer	55	1		0
Director, Clinical Operations	58	1		0
Senior Supply Chain Manager	61	1		0
Quality Assurance Manager	59	1		0
Vice President, Clinical Opera	61	1		0
Medical Device Eng Sr Mgr			35	1
VP, Corporate Controller			73	1
VP of Manufacturing Operations			45	1
Director of Accounting			64	1
VP & Head of Operations			44	1
Sr Dir of QA and Compliance			47	1
Senior Quality Engineer			33	1
Associate Director of Mfg			34	1
Manager of Analytical			33	1
President & Chief Executive Of			60	1
Associate Director of Analytic			36	1
Sr Vice President Head of CMC			58	1
VP & Head of Reg. Affairs			46	1
Trial Master File Manager II			39	1
CFO			58	1
Sr Director of Operations			49	1

Detlef Albrecht